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                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.
        STATEMENT AND COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                               PREDECESSOR                                        COMPANY
                               -----------  -----------------------------------------------------------------------------------
                               JANUARY 1,    APRIL 15,                    YEAR ENDED DECEMBER 31,                   SIX MONTHS
                                 1993 TO      1993 TO     --------------------------------------------------------     ENDED
                                APRIL 14,   DECEMBER 31,                                                PRO FORMA    JUNE 30,
                                 1993(1)        1993        1994       1995       1996        1997       1997(2)       1998
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
Earnings:
Income before income taxes
  and extraordinary item.....   $   3,320    $    5,368   $  12,403  $  20,121  $  34,337  $   80,741   $  54,466    $  60,895
Net fixed charges............         172           916       2,351      2,501      8,551      44,385      46,479       30,537
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
Total earnings...............   $   3,492    $    6,284   $  14,754  $  22,622  $  42,888  $  125,126   $ 100,945    $  91,432
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
Fixed charges:
Interest expense.............   $      93    $      636   $   1,956  $   2,027  $   7,636  $   36,651   $  35,799    $  25,715
Capitalized interest.........          --            --          --      1,157         --       3,409       3,409        1,162
Interest factor of rental
  expense(3).................          79           192         271        311        660       6,255       8,340        3,652
Amortization of debt
  expense....................          --            88         124        163        255       1,479       2,340        1,170
Minority interest............          --            --          --         --         --          --      17,466        1,019
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
Total fixed charges..........   $     172    $      916   $   2,351  $   3,658  $   8,551  $   47,794   $  67,354    $  32,718
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
Earnings to fixed charges....        20.3           6.9         6.3        6.2        5.0         2.6         1.5          2.8
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
                               -----------  ------------  ---------  ---------  ---------  ----------  -----------  -----------
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(1) On April 15, 1993, the Company acquired R.J. Tower Corporation (the
    "Predecessor"). Accordingly, information of the Predecessor for the three and one-half month period ended April 15, 1993, is not comparable to the information of the Company for the periods thereafter due to the effects of certain purchase accounting adjustments and financing transactions.



(2) The pro forma ratio of earnings to fixed charges for the year ended December
    31, 1997 gives effect to: (i) the acquisition of APC (including related financing transactions) and the Company's investment in Metalsa; (ii)
    Tower's April 1997 offering of 17,000,000 shares of Common Stock and the application of the net proceeds therefrom; and (iii) Tower's July 1997 offering of the Convertible Notes and the application of the proceeds therefrom, as if such transactions had occurred on January 1, 1997.



(3) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 50% of total rental expense.